Exhibit 99.1

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE ANNOUNCES FOURTH QUARTER AND FY 2004 RESULTS;

CONTINUED YEAR-OVER-YEAR REVENUE AND EARNINGS GROWTH, EXPANDING CASH FLOWS

New Client Programs, Firming Technology Environment and Offshore Scale Drive Accelerated Growth for 2005

WALTHAM, Mass. – February 10, 2005 — Lionbridge Technologies, Inc. (Nasdaq: LIOX), a leading provider of globalization and testing services, today announced financial results for the fourth quarter and year ended December 31, 2004.

Financial and business highlights for FY 2004 are as follows:

■	Revenue of $154.1 million, representing 9% growth compared to revenue of $141.7 million for the year ended December 31, 2003. Revenue from the Company’s globalization business grew 16% over the prior year. This growth was partially offset by a 10% decline in the Company’s VeriTest business due to a slow down in the technology product sector.

■	GAAP net income of $7.14 million or $0.14 per share based on 49.4 million weighted average fully diluted common shares outstanding. This compares to GAAP net income of $2.5 million or $0.06 per share per share based on 40.6 million weighted average fully diluted common shares outstanding in FY 2003.

■	Excluding restructuring and other items, the Company reported adjusted net income of $9.45 million or $0.19 per share. These previously-announced items include restructuring and other expenses of $2.31 million.

■	Cash flow from operations was $11.3 million, an increase of $13.0 million over FY 2003. This resulted in an ending cash balance of $42.5 million or $0.86 per share.

For the fourth quarter of 2004, the Company reported revenue of $35.6 million. On a GAAP basis, the Company reported net income of $1.3 million for the fourth quarter of 2004, or $0.03 per share based on 49.0 million weighted average fully diluted common shares outstanding. This compares to a GAAP net income of $1.1 million, or $0.02 per share, for the fourth quarter of 2003. Net income for the fourth quarter of 2004 included restructuring expenses of approximately $459,000. Net income for the fourth quarter of 2003 included restructuring and other expenses of approximately $564,000. Excluding these restructuring and other expenses, the Company reported net income of $1.7 million, or $0.04 per share for the fourth quarter of 2004 compared to $0.03 per share for the fourth quarter of 2003.

“The seasonally-slow fourth quarter came in a bit lower on the top line but higher on the bottom line. Our globalization business continues to grow and today we are seeing indications that our VeriTest business is starting to strengthen as well. The new client relationships we established in 2004, combined with the large-scale client programs we are already seeing this year, indicate strong momentum as we begin 2005,” said Rory Cowan, CEO of Lionbridge.

“2004 was a solid year for Lionbridge. We successfully integrated our India operation, diversified our customer base into new industry sectors, grew earnings and increased cash flows. Client programs are getting larger and we are winning new business in a number of sectors. All of this serves as a platform for accelerated revenue and earnings growth in 2005,” continued Cowan.

The adjusted net income amounts for the fourth quarter and the year ended December 31, 2004 and for the fourth quarter ended December 31, 2003 are not determined in accordance with GAAP. Lionbridge management uses this non-GAAP measure in its analysis of the Company’s performance solely to provide information in a manner that management believes is most useful to investors—in this case, to highlight the exclusion of significant expenses that are unusual in nature.

The Company will host a conference call today at 4:30 pm EST regarding the content of this release as well as the Company’s overall outlook going forward. The conference call will be broadcast live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/Feb10. A replay will be available at this location for a week.

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a leading provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle—from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 19 solution centers in 10 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to Lionbridge’s expected financial performance and results for its FY 2005, performance of the technology sector, Lionbridge customer demand, size and scope of customer engagements, acceleration of revenue and earnings growth, expected performance of VeriTest. These forward-looking statements are neither promises nor guarantees, but are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; the loss or decrease of a major client or customer; the ability of Lionbridge to attract and retain new customers; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; delays, postponements or reductions in scope and size of the services to be offered to clients; costs associated with restructuring of certain operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; the ability to implement and realize cost efficiencies, the ability to recognize the benefits from restructuring activities, and the timing and size of such restructuring activities; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations, including the impact of diseases; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results; and those risks discussed in Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2004 and its Registration Statement on Form S-3 filed February 10, 2005. The statements in this release are made as of the date of this release only, and Lionbridge disclaims any obligation to update the forward looking statements contained in this release in the event circumstances change or otherwise.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue	$35,644	$36,884	$154,101	$141,706
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	22,365	22,452	95,787	85,859
Sales and marketing	3,578	3,483	14,278	12,983
General and administrative	7,202	7,688	30,478	29,666
Research and development	134	115	392	613
Depreciation and amortization	638	876	2,928	3,298
Amortization of acquisition-related intangible assets	9	124	127	470
Merger, restructuring and other charges	459	564	2,313	943
Stock-based compensation	213	126	632	421

Total operating expenses	34,598	35,428	146,935	134,253

Income from operations	1,046	1,456	7,166	7,453

Interest expense:
Interest on outstanding debt	—	5	—	1,893
Accretion of discount on debt	—	—	—	356
Accelerated recognition of discount and deferred financing charges on early repayment of debt	—	—	—	2,139
Interest income	117	57	385	89
Other (income) expense	(208)	62	(100)	288

Income before income taxes	1,371	1,446	7,651	2,866
Provision for income taxes	81	312	511	334

Net income	$1,290	$1,134	$7,140	$2,532

Net income per share of common stock:
Basic	$0.03	$0.02	$0.15	$0.07
Diluted	0.03	0.02	0.14	0.06

Weighted average number of common shares outstanding:
Basic	46,766	46,011	46,548	37,406
Diluted	48,997	48,753	49,361	40,551

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Amounts in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$42,450	$29,496
Restricted cash	114	338
Accounts receivable, net of allowances of $364 and $591 at December 31, 2004 and 2003 respectively	21,065	24,653
Work in process	9,199	8,609
Other current assets	1,889	2,188

Total current assets	74,717	65,284

Property and equipment, net	2,685	4,445
Goodwill	34,916	34,994
Other intangible assets, net	64	191
Other assets	1,006	1,076
Total assets	$113,388	$105,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,322	8,318
Accrued expenses and other current liabilities	15,171	14,278
Deferred revenue	3,263	3,850

Total current liabilities	24,756	26,446

Other long-term liabilities	1,166	1,914

Total stockholders’ equity	87,466	77,630

Total liabilities and stockholders’ equity	$113,388	$105,990